Exhibit 10.1

                            Revised Offer to Finance

                                                                    EXHIBIT 10.1
                       BRAMPTON COMMERCIAL BANKING CENTER

NATIONAL
BANK
OF CANADA

September 26, 2001

TBM Holdings, Inc.
136 Main Street
Westport, CT 06880

Dear Sirs:

                            REVISED OFFER TO FINANCE

Further to our Offer to Finance dated October 26, 2000 and Revised Offer to Finances dated February 19, 2001 and Match 23, 2001, we are pleased to advise you that National Bank of Canada has authorize the following amendment in the credit facility subject to the ensuing terms and conditions.

BORRWER:            Blue Giant Equipment Corporation (the "Borrower").
-------

LENDER:             National Bank of Canada (the "Bank").
------

AMOUNT:             The limit of facility "A" shall be reduced to $6,500,000
------              Canadian or U.S. dollar equivalent.

INTEREST RATES:     The interest rate on facility "A" shall be
--------------      amended as follows:

                    Total Debt to TNW Ratio              Interest Rate
                    ------------------------------       -------------
                    (less than or equal to) 2.50:1       Prime + 0.625%
                    (greater than)        > 2.50:1       Prime + 1.25%

FINANCIAL           The Bank has agreed to amend the following
COVENANTS:          covenants as follows:
--------

                    1. SENIOR DEBT TO EBITDA RATIO: The ratio of Senior Debt to Earnings before interest, taxes, depreciation, amortization and discretionary management bonuses shall not exceed 3.3:1 at anytime; improving to 3.25:1 by September 30, 2001 and 3.05:l by December 31, 2001.

                    2. DEBT SERVICE COVERAGE: The ratio of Net Cash Flow to Debt Service shall be a minimum of 1.17:1; improving to 1.25:1 by December 31, 2001. Net Cash Flow shall be defined as the Income After Tax plus: deferred taxes; depreciation; any other non-cash expenses; and all cash interest expense; less: dividends and capital expenditures not funded by debt or proceeds from disposal of fixed assets. Debt Service shall be defined as all debt principal payments plus all cash interest expense.

OTHER
CONDITIONS:         1.  Accounts receivable due from Presto Lifts,
----------              Inc. shall not exceed $300,000 U.S. as at
                        October 31, 2001 and anytime thereafter. Furthermore, any invoices aged more than 60 days old will deducted as an intangible asset from the calculation of TNW for covenant compliance.

FEES:               $5,000 amendment and re-structuring fee.
----

All other terms and conditions detailed in our Offer to Finance dated October 26, 2000 and the revised Offer to Finances dated February 19, 2001 and March 23, 2001 remain unchanged and in full effect.

Yours truly,


/s/ Jim Paterson                     /s/ Steven Matheson
--------------------                 ----------------------
Jim Paterson                         Steven Matheson
Account Manager                      Senior Manager



ACKNOWLEDGEMENT:
---------------

THE ACKNOWLEDGE AND ACCEPT THE TERMS AND CONDITIONS OUTLINED HEREIN THIS 26th DAY OF OCTOBER, 2001

BLUE GIANT EQUIPMENT CORPORATION ("BORROWER")

Per: /s/ William A. Schwartz
    ---------------------------
Title:  Chief Executive Officer

Per:________________________
Title:


CORPORATE GUARANTOR:

TBM HOLDINGS, INC.

Per: /s/ William A. Schwartz
     --------------------------
Title: President

Per:________________________
Title: